SECURITIES AND EXCHANGE
                            COMMISSION
                      Washington, D.C. 20549


                           SCHEDULE 13G


            Under the Securities Exchange Act of 1934


                    CHC Helicopter Corporation
                         (Name of Issuer)

                Class A Subordinate Voting Shares
                  (Title of Class of Securities)

                            12541C203
                          (CUSIP Number)

                        December 31, 1999
     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                          |X| Rule 13d-1(b)
                          |_| Rule 13d-1(C)
                          |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 12541C203               13G                       Page 3 of 12 Pages



________________________________________________________________________________
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Capital Management Inc.
________________________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|


                                                              (b) |_|
________________________________________________________________________________
3.       SEC USE ONLY


________________________________________________________________________________
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada
         (federally incorporated company)
________________________________________________________________________________
                  5.      SOLE VOTING POWER

                          N/A
                 _______________________________________________________________
NUMBER OF         6.      SHARED VOTING POWER

SHARES
                          N/A
BENEFICIALLY     _______________________________________________________________
OWNED BY          7.      SOLE DISPOSITIVE POWER

EACH                      N/A
REPORTING        _______________________________________________________________
PERSON WITH       8.      SHARED DISPOSITIVE POWER

                          N/A
________________________________________________________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         N/A
________________________________________________________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                            |_|

________________________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         N/A
________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*
         A Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

CUSIP No. 12541C203                 13G                      Page 2 of 12 Pages



________________________________________________________________________________
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Investment Management Holdings Inc.
________________________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|


                                                              (b) |_|
________________________________________________________________________________
3.       SEC USE ONLY


________________________________________________________________________________
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada
         (federally incorporated company)
________________________________________________________________________________
                  5.      SOLE VOTING POWER

                          N/A
                 _______________________________________________________________
NUMBER OF         6.      SHARED VOTING POWER

SHARES                    N/A
BENEFICIALLY     _______________________________________________________________
OWNED BY EACH     7.      SOLE DISPOSITIVE POWER

REPORTING                 N/A
PERSON WITH      _______________________________________________________________
                  8.      SHARED DISPOSITIVE POWER

                          N/A
________________________________________________________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         N/A
________________________________________________________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                                            |_|

________________________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         N/A
________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*
         Foreign Parent Holding Company which received SEC
         no-action relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
________________________________________________________________________________


               *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 12541C203                 13G                     Page 3 of 12 Pages



________________________________________________________________________________
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Royal Trust Company
________________________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|


                                                              (b) |_|
________________________________________________________________________________
3.       SEC USE ONLY


________________________________________________________________________________
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada
         (federally incorporated company)
________________________________________________________________________________
                  5.      SOLE VOTING POWER

                          N/A
                 _______________________________________________________________
NUMBER OF         6.      SHARED VOTING POWER
SHARES
                          N/A
BENEFICIALLY     _______________________________________________________________
OWNED BY          7.      SOLE DISPOSITIVE POWER
EACH
                          N/A
REPORTING        _______________________________________________________________
PERSON WITH       8.      SHARED DISPOSITIVE POWER

                          N/A
________________________________________________________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         N/A
________________________________________________________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                            |_|

________________________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         N/A
________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*
         Foreign Trust Company which received SEC no-action relief to file on
         Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________


               *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).   Name of Issuer:
             CHC Helicopter Corporation

Item 1(b).   Address of Issuer's Principal Executive Offices:

             CHC Helicopter Corporation
             Hangar #1, St. John's Airport
             St. John's, Newfoundland
             Canada, A1C 5V5
             (709) 570-0700


Item 2(a).   Name of Person Filing:

             1. RT Capital Management Inc. ("RTCM")
             2. RT Investment Management Holdings Inc. ("RTIM")
             3. The Royal Trust Company ("RT")


Item 2(b).   Address of Principal Business Office or, if None,
             Residence:

             1.  RT Capital Management Inc.
                 Royal Trust Tower,
                 77 King Street West, Suite 3700
                 Toronto, Ontario  M5K 1H1

             2.  RT Investment Management Holdings Inc.
                 Royal Trust Tower, P.O. Box 97
                 77 King Street West, Suite 3900
                 Toronto, Ontario  M5K 1G8

             3.  The Royal Trust Company
                 Royal Trust Tower, P.O. Box 7500, Station A
                 77 King Street West, Suite 3900
                 Toronto, Ontario M5W 1P9

Item 2(c).   Citizenship:
             Canada

Item 2(d).   Title of Class of Securities:
             Class A Subordinate Voting Shares

Item 2(e).   CUSIP Number:
             12541C203

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        1. RT Capital Management Inc. is a Foreign
           Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified
           Institutional Investor.

        2. RT Investment Management Holdings Inc. is a Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

        3. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

Item 4. Ownership.

        (a) Amount beneficially owned:

            N/A

        (b) Percent of class:

            N/A

        (c) Number of shares as to which such person has:

           (i) Sole power to vote or to direct the vote

               N/A

           (ii) Shared power to vote or to direct the vote

                N/A

          (iii)  Sole power to dispose or to direct the disposition of

                 N/A

           (iv) Shared power to dispose or to direct the disposition of

                 N/A

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

Item 8.   Identification and Classification of Members of the Group.

          N/A

Item 9.   Notice of Dissolution of Group.

          N/A

Item 10.   Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                             SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 11, 2000.
                                          --------------------------------------
                                                          (Date)



                                          /s/ Jennifer Lederman
                                          --------------------------------------
                                                        (Signature)



                                          Jennifer Lederman/Senior
                                          Senior Vice-President, Compliance,
                                          RT Capital Management Inc.
                                          --------------------------------------
                                                       (Name/Title)

                                 SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 11, 2000.
                                          --------------------------------------
                                                       (Date)



                                          /s/ Jennifer Lederman
                                          --------------------------------------
                                                     (Signature)



                                          Jennifer Lederman/
                                          Senior Vice-President,
                                          RT Investment Management Holdings Inc.
                                          --------------------------------------
                                                     (Name/Title)

                             SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 11, 2000.
                                          --------------------------------------
                                                         (Date)


                                          /s/ Jennifer Lederman
                                          --------------------------------------
                                                       (Signature)


                                          Jennifer Lederman/
                                          Authorized Signing Officer,
                                          The Royal Trust Company
                                          --------------------------------------
                                                   (Name/Title)